Exhibit 99.1
ADC Therapeutics Reports First Quarter 2024 Financial Results and Provides Business Updates

ZYNLONTA® (loncastuximab tesirine-lpyl) net sales of $17.8 million in 1Q 2024; total operating expenses decreased 25% (adjusted total operating expenses decreased 16%)1 compared to 1Q 2023

Successfully completed LOTIS-7 dose escalation and initiated expansion in 2L+ DLBCL

Initial MZL IIT Phase 2 data from 15 patients showed 13 patients with CR and 1 patient with PR; encouraging data compared to current treatments in area with high unmet medical need

Research event featured next-generation ADC platform and the Company’s most advanced ADC targets including promising preclinical data in NaPi2b, Claudin-6, PSMA and ASCT2

Company to host conference call today at 8:30 a.m. EDT

Lausanne, Switzerland, May 6, 2024 – ADC Therapeutics SA (NYSE: ADCT) today reported financial results for the first quarter ended March 31, 2024, and provided business updates.

“During the first quarter of 2024, we were pleased to see continued progress from our corporate and capital allocation strategy focused primarily on hematology with ZYNLONTA® while advancing our emerging solid tumor pipeline,” said Ameet Mallik, Chief Executive Officer of ADC Therapeutics. “In hematology, we delivered sequential ZYNLONTA revenue growth. We were pleased to announce that our LOTIS-7 study of ZYNLONTA in combination with bispecifics has successfully cleared the final dosing cohort and enrollment in Part 2 dose expansion has been initiated. Additionally, we were encouraged by the initial IIT Phase 2 data with ZYNLONTA in MZL which supports potential expansion in MZL and contributes to the overall ZYNLONTA growth strategy in NHL. With multiple potential value-generating catalysts ahead this year including expected completion of enrollment in LOTIS-5, expansion of LOTIS-7 and initial read of ADCT-601 in AXL, I am excited about our prospects for continued progress in 2024.”

Recent Highlights and Developments

ZYNLONTA® (loncastuximab tesirine-lpyl)
•ZYNLONTA generated product net sales of $17.8 million in the first quarter of 2024, representing a 7% increase over the fourth quarter of 2023 and a 6% decrease over the first quarter of 2023. Sequential quarter-over-quarter growth in the first quarter of 2024 continued, with sales volume increasing in both community and academic settings. The year-over-year net sales decline reflected higher gross-to-net deductions and lower volume, partially offset by a higher price.
Hematology Pipeline
•LOTIS-5: The Phase 3 confirmatory trial for ZYNLONTA in combination with rituximab in patients with 2L+ diffuse large B-cell lymphoma (DLBCL) continues to see accelerated enrollment. The Company expects to complete enrollment of this trial in 2024.
•LOTIS-7: On April 4, 2024, The Company announced the completion of dose escalation in LOTIS-7, a Phase 1b open-label clinical trial evaluating ZYNLONTA in combination with bispecific antibodies glofitamab or mosunetuzumab in heavily pre-treated patients with relapsed/refractory B-cell non-Hodgkin lymphoma (r/r B-NHL). In the dose escalation portion (Part 1) of LOTIS-7, no dose-limiting toxicities (DLTs), no or low-grade cytokine release

(1) See reconciliation of GAAP measures to non-GAAP measures in accompanying financial tables syndrome (CRS) and no immune effector cell-associated neurotoxicity syndrome (ICANS) were observed across all patients when ZYNLONTA was administered in combination with glofitamab or mosunetuzumab. Additionally, after the first investigator assessment, evidence of anti-tumor activity (complete response or partial response) was observed among the majority of patients, with mixed histologies including r/r DLBCL, follicular lymphoma (FL) and marginal zone lymphoma (MZL). In addition, as of April 19, 2024, initial safety findings showed that the majority of CRS events seen were grade 1 (6 out of 18 patients) or grade 2 (2 of 18 patients, 11%), with no CRS greater than grade 2 observed in either combination arm. Furthermore, all grade 2 events responded to Tocilizumab/corticosteroids with no requirement for pressors or ICU management. Based on the data from Part 1, all three dose levels (90, 120 and 150 µg/kg) have now been cleared and enrollment in Part 2 dose expansion has been initiated with ZYNLONTA administered in combination with glofitamab at the 120 µg/kg and 150 µg/kg dose levels in 2L+ DLBCL patients.
•Investigator-Initiated Trial: As announced by the Company today, May 6, 2024, initial data from an investigator-initiated Phase 2 clinical trial evaluating ZYNLONTA for the treatment of relapsed/refractory (r/r) MZL were presented at the Lymphoma Research Foundation’s 2024 Marginal Zone Lymphoma Scientific Workshop by the trial’s lead investigator. The 50-patient single-arm, open-label Phase 2 multicenter study is currently being conducted at the Sylvester Comprehensive Cancer Center at University of Miami and City of Hope, and led by Izidore Lossos, MD, Professor, Director, Lymphoma Program at the Sylvester Comprehensive Cancer Center, University of Miami. This study is evaluating the safety and efficacy of ZYNLONTA in patients with r/r MZL previously treated with ≥1 line of systemic therapy (ClincalTrials.gov identifier: NCT05296070). As of the data cutoff date of March 30, 2024, 15 patients were evaluable. Of these 15 patients evaluated, 13 achieved a complete response (CR) and one patient achieved a partial response (PR). In this study, ZYNLONTA was generally well tolerated and the safety profile was consistent with the known profile, with two patient discontinuations. All patients who achieved responses had maintained them at the time of the data cutoff with the longest responder reaching approximately 20 months.

Solid Tumor Pipeline
•ADCT-601 (targeting AXL): The Phase 1b trial studying ADCT-601 targeting AXL continues enrolling patients in the pancreatic cancer monotherapy arm, optimizing dose and schedule. The ongoing dose-optimization/expansion phase is comprised of a monotherapy arm including patients with sarcoma, pancreatic cancer and AXL-expressing non-small cell lung cancer (NSCLC) and a combination arm with gemcitabine in patients with sarcoma and pancreatic cancer.
•Early-stage pipeline: On April 9, 2024, the Company hosted a virtual Research Investor Event during which details were shared on strategy and recent business updates as well as the Company’s novel exatecan-based ADC platform. The Company provided details on its four lead candidates – targeting Claudin-6, NaPi2b, PSMA and ASCT2 – which have a differentiated profile based on a novel, proprietary linker approach to tracelessly release exatecan and a high therapeutic index. The Company’s NaPi2b and Claudin-6 targeting ADCs are in IND-enabling studies and PSMA and ASCT2 targeting ADCs are in drug candidate selection stage, expected to complete this year. Preclinical data on the Claudin-6 and NaPi2b programs were shared in presentations at the AACR Annual Meeting 2024 which demonstrated that each was well tolerated with potent and specific in vitro and in vivo anti-tumor activity.

Upcoming Expected Milestones

ZYNLONTA
•Achieve commercial brand profitability in 2024
•LOTIS-5: Complete enrollment in 2H 2024
•LOTIS-7: Part 2 enrollment complete with initial efficacy/safety update in 2H 2024; full/mature data in 1H 2025
•Investigator-initiated trial in r/r FL: The study is being expanded to 100 patients in a multicenter clinical trial. Updates are anticipated at medical meetings in 2024/2025.
•Investigator-initiated trial in r/r MZL: The study is designed to enroll 50 patients in a multicenter clinical trial. Further updates are anticipated at medical meetings in 2024/2025.

Pipeline

ADCT-601 (targeting AXL)
•Additional data updates from the Phase 1 study in patients with sarcoma, pancreatic cancer and NSCLC in 2H 2024

ADCT-602 (targeting CD22)
•Additional data from the Phase 1 study in 2H 2024

Preclinical
Advancing a broad portfolio of investigational ADCs for solid tumor indications

First Quarter 2024 Financial Results

Cash and Cash Equivalents

Cash and cash equivalents were $234.3 million as of March 31, 2024, compared to $278.6 million as of December 31, 2023. The Company currently expects its cash runway to extend into the fourth quarter of 2025.

Product Revenues

Net product revenues were $17.8 million for the first quarter 2024, compared to $19.0 million for the first quarter 2023. Net product revenues are for U.S. sales of ZYNLONTA. The decrease was primarily due to higher gross-to-net deductions and lower volume, partially offset by a higher price.

Research and Development (R&D) Expenses

R&D expenses were $25.7 million for the first quarter 2024, compared to $38.4 million for the first quarter 2023. R&D expenses decreased due to less investment in camidanlumab tesirine (Cami), as well as productivity initiatives and focused investment toward prioritized development programs. The decrease in R&D expenses related to Cami was primarily due to our evaluation of FDA feedback and decision to stop the program.

R&D expenses for the first quarter 2024 also decreased due to lower share-based compensation expense resulting from fluctuations in the share price and award forfeitures in connection with terminations.

Selling and Marketing (S&M) Expenses

S&M expenses were $11.4 million for the first quarter 2024, compared to $15.4 million for the first quarter 2023. The decrease in S&M expenses was primarily due to lower spend on marketing and advertising, lower wages and benefits, as well as lower share-based compensation expense resulting from fluctuations in the share price and award forfeitures in connection with terminations.

General & Administrative (G&A) Expenses

G&A expenses were $12.0 million for the first quarter 2024, compared to $15.5 million for the first quarter 2023. The decrease in G&A expenses was primarily due to lower share-based compensation expense resulting from fluctuations in the share price and award forfeitures in connection with terminations, lower wages and benefits and insurance costs, partially offset by higher professional fees including audit and legal fees.

Net Loss and Adjusted Net Loss

Net loss was $46.6 million, or a net loss of $0.56 per basic and diluted share, for the first quarter of 2024 and a net loss of $59.4 million, or a net loss of $0.73 per basic and diluted share for the first quarter of 2023. The decrease in net loss is primarily due to lower operating expenses, partially offset by changes in the fair value of our Deerfield warrant obligation and higher accretion of our deferred royalty obligation.

Adjusted net loss, which is a non-GAAP financial measure, was $31.1 million, or an adjusted net loss of $0.38 per basic and diluted share for the first quarter 2024 and $41.8 million, or an adjusted net loss of $0.52 per basic and diluted share for the first quarter 2023. The decrease in adjusted net loss for the quarter primarily reflects our lower operating expenses.

Conference Call Details

ADC Therapeutics management will host a conference call and live audio webcast to discuss first quarter 2024 financial results and provide a company update today at 8:30 a.m. Eastern Time. To access the conference call, please register here. Registrants will receive the dial-in number and unique PIN. It is recommended that you join 10 minutes before the event, though you may pre-register at any time. A live webcast of the call will be available under “Events & Presentations” in the Investors section of the ADC Therapeutics website at ir.adctherapeutics.com. The archived webcast will be available for 30 days following the call.

About ZYNLONTA® (loncastuximab tesirine-lpyl)

ZYNLONTA® is a CD19-directed antibody drug conjugate (ADC). Once bound to a CD19-expressing cell, ZYNLONTA is internalized by the cell, where enzymes release a pyrrolobenzodiazepine (PBD) payload. The potent payload binds to DNA minor groove with little distortion, remaining less visible to DNA repair mechanisms. This ultimately results in cell cycle arrest and tumor cell death.

The U.S. Food and Drug Administration (FDA) and the European Medicines Agency (EMA) have approved ZYNLONTA (loncastuximab tesirine-lpyl) for the treatment of adult patients with relapsed or refractory (r/r) large B-cell lymphoma after two or more lines of systemic therapy, including diffuse large B-cell lymphoma (DLBCL) not otherwise specified (NOS), DLBCL arising from low-grade lymphoma and also high-grade B-cell lymphoma. The trial included a broad spectrum of heavily pre-treated patients (median three prior lines of therapy) with difficult-to-treat disease, including patients who did not respond to first-line therapy, patients refractory to all prior lines of therapy, patients with double/triple hit genetics and patients who had stem cell transplant and CAR-T therapy prior to their treatment with ZYNLONTA. This indication is approved by the FDA under accelerated approval and in the European Union under conditional approval based on overall response rate and continued approval for this indication may be contingent upon verification and description of clinical benefit in a confirmatory trial. Please see full prescribing information including important safety information about ZYNLONTA at www.ZYNLONTA.com.

ZYNLONTA is also being evaluated as a therapeutic option in combination studies in other B-cell malignancies and earlier lines of therapy.

About ADC Therapeutics

ADC Therapeutics (NYSE: ADCT) is a commercial-stage global leader and pioneer in the field of antibody drug conjugates (ADCs). The Company is advancing its proprietary ADC technology to transform the treatment paradigm for patients with hematologic malignancies and solid tumors.

ADC Therapeutics’ CD19-directed ADC ZYNLONTA (loncastuximab tesirine-lpyl) received accelerated approval by the FDA and conditional approval from the European Commission for the treatment of relapsed or refractory diffuse large B-cell lymphoma after two or more lines of systemic therapy. ZYNLONTA is also in development in combination with other agents and in earlier lines of therapy. In addition to ZYNLONTA, ADC Therapeutics has multiple ADCs in ongoing clinical and preclinical development.

ADC Therapeutics is based in Lausanne (Biopôle), Switzerland and has operations in London and New Jersey. For more information, please visit https://adctherapeutics.com/ and follow the Company on LinkedIn.

ZYNLONTA® is a registered trademark of ADC Therapeutics SA.

Use of Non-GAAP Financial Measures

In addition to financial information prepared in accordance with U.S. Generally Accepted Accounting Principles (GAAP), this document also contains certain non-GAAP financial measures based on management’s view of performance including:

•Adjusted total operating expenses
•Adjusted net loss
•Adjusted net loss per share

Management uses such measures internally when monitoring and evaluating our operational performance, generating future operating plans and making strategic decisions regarding the allocation of capital. We believe that these adjusted financial measures provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and facilitate operating performance comparability across both past and future reporting periods. These non-GAAP measures have limitations as financial measures and should be considered in addition to, and not in isolation or as a substitute for, the information prepared in accordance with GAAP. When preparing these supplemental non-GAAP measures, management typically excludes certain GAAP items that management does not believe are indicative of our ongoing operating performance. Furthermore, management does not consider these GAAP items to be normal, recurring cash operating expenses; however, these items may not meet the GAAP definition of unusual or non-recurring items. Since non-GAAP financial measures do not have standardized definitions and meanings, they may differ from the non-GAAP financial measures used by other companies, which reduces their usefulness as comparative financial measures. Because of these limitations, you should consider these adjusted financial measures alongside other GAAP financial measures.

The following items are excluded from adjusted total operating expenses:
Shared-Based Compensation Expense: We exclude share-based compensation expense from our adjusted financial measures because share-based compensation expense, which is non-cash, fluctuates from period to period based on factors that are not within our control, such as our stock price on the dates share-based grants are issued. Share-based compensation expense has been, and will continue to be for the foreseeable future, a recurring expense in our business and an important part of our compensation strategy.

The following items are excluded from adjusted net loss and adjusted net loss per share:

Shared-Based Compensation Expense: We exclude share-based compensation expense from our adjusted financial measures because share-based compensation expense, which is non-cash, fluctuates from period to period based on factors that are not within our control, such as our stock price on the dates share-based grants are issued. Share-based compensation expense has been, and will continue to be for the foreseeable future, a recurring expense in our business and an important part of our compensation strategy.

Certain Other Items: We exclude certain other significant items that we believe do not represent the performance of our business, from our adjusted financial measures. Such items are evaluated by management on an individual basis based on both quantitative and qualitative aspects of their nature. While not all-inclusive, examples of certain other significant items excluded from our adjusted financial measures would be: changes in the fair value of warrant obligations and the effective interest expense associated with the senior secured term loan facility and the effective interest expense and cumulative catch-up adjustments associated with the deferred royalty obligation under the royalty purchase agreement with HealthCare Royalty Partners.

See the attached Reconciliation of GAAP Measures to Non-GAAP Measures for explanations of the amounts excluded and included to arrive at the non-GAAP financial measures.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In some cases you can identify forward-looking statements by terminology such as “may”, “will”, “should”, “would”, “expect”, “intend”, “plan”, “anticipate”, “believe”, “estimate”, “predict”, “potential”, “seem”, “seek”, “future”, “continue”, or “appear” or the negative of these terms or similar expressions, although not all forward-looking statements contain these identifying words. Forward-looking statements are subject to certain risks and uncertainties that can cause actual results to differ materially from those described. Factors that may cause such differences include, but are not limited to: the success of the Company’s updated corporate strategy; the expected cash runway into the beginning of Q4 2025, the effectiveness of the new commercial go-to-market strategy, competition from new technologies, the Company’s ability to grow ZYNLONTA® revenue in the United States; Swedish Orphan Biovitrum AB’s (Sobi®) ability to successfully commercialize ZYNLONTA® in the European Economic Area and market acceptance, adequate reimbursement coverage, and future revenue from the same; approval by the NMPA of the BLA for ZYNLONTA® in China submitted by Overland ADCT BioPharma and future revenue from the same, our strategic partners’, including Mitsubishi Tanabe Pharma Corporation, ability to obtain regulatory approval for ZYNLONTA® in foreign jurisdictions, and the timing and amount of future revenue and payments to us from such partnerships; the timing and results of the Company’s or its partners’ research and development projects or clinical trials including LOTIS 5 and 7, ADCT 601 and 602 as well as early research in certain solid tumors with different targets, linkers and payloads; the timing and results of the University of Miami’s investigator-initiated trials in FL and MZL, potential regulatory and/or compendia strategy and the future opportunity; the timing and outcome of regulatory submissions for the Company’s products or product candidates; actions by the FDA or foreign regulatory authorities; projected revenue and expenses; the Company’s indebtedness, including Healthcare Royalty Management and Blue Owl and Oaktree facilities, and the restrictions imposed on the Company’s activities by such indebtedness, the ability to comply with the terms of the various agreements and repay such indebtedness and the significant cash required to service such indebtedness; and the Company’s ability to obtain financial and other resources for its research, development, clinical, and commercial activities. Additional information concerning these and other factors that may cause actual results to differ materially from those anticipated in the forward-looking statements is contained in the “Risk Factors” section of the Company's Annual Report on Form 10-K and in the Company's other periodic and current reports and filings with the U.S. Securities and Exchange Commission. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance, achievements or prospects to be materially different from any future results, performance, achievements or prospects expressed in or implied by such forward-looking statements. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this document.

ADC Therapeutics SA
Condensed Consolidated Statements of Operation (Unaudited)
(in thousands, except for share and per share data)

	For the Three Months Ended March 31,
	2024	2023
Revenue
Product revenues, net	$17,848	$18,953
License revenues and royalties	205	39
Total revenue, net	18,053	18,992
Operating expense
Cost of product sales	(2,510)	27
Research and development	(25,735)	(38,375)
Selling and marketing	(11,390)	(15,351)
General and administrative	(12,031)	(15,503)
Total operating expense	(51,666)	(69,202)
Loss from operations	(33,613)	(50,210)

Other income (expense)
Interest income	2,948	2,175
Interest expense	(12,496)	(10,291)
Other, net	(2,595)	833
Total other expense	(12,143)	(7,283)
Loss before income taxes	(45,756)	(57,493)
Income tax expense	(163)	(518)
Loss before equity in net losses of joint venture	(45,919)	(58,011)
Equity in net losses of joint venture	(687)	(1,363)
Net loss	$(46,606)	$(59,374)

Net loss per share
Net loss per share, basic and diluted	$(0.56)	$(0.73)
Weighted average shares outstanding, basic and diluted	82,552,322	80,805,770

ADC Therapeutics SA
Condensed Consolidated Balance Sheet (Unaudited)
(in thousands)

	March 31, 2024	December 31, 2023
ASSETS
Current assets
Cash and cash equivalents	$234,285	$278,598
Accounts receivable, net	23,186	25,182
Inventory	15,997	16,177
Prepaid expenses and other current assets	16,738	16,334
Total current assets	290,206	336,291
Non-current assets
Property and equipment, net	5,785	5,622
Operating lease right-of-use assets	10,059	10,511
Interest in joint venture	930	1,647
Other long-term assets	986	711
Total assets	$307,966	$354,782

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$14,315	$15,569
Accrued expenses and other current liabilities	48,670	52,101
Total current liabilities	62,985	67,670

Deferred royalty obligation	310,010	303,572
Senior secured term loans	113,234	112,730
Operating lease liabilities, long-term	9,662	10,180
Other long-term liabilities	6,524	8,879
Total liabilities	502,415	503,031

Total shareholders’ (deficit) equity	(194,449)	(148,249)

Total liabilities and shareholders’ equity	$307,966	$354,782

ADC Therapeutics SA
Reconciliation of GAAP Measures to Non-GAAP Measures (Unaudited)
(in thousands, except for share and per share data)

	Three Months Ended March 31,
(in thousands)	2024	2023	Change	% Change
Total operating expense	$(51,666)	$(69,202)	$17,536	(25)%
Adjustments:
Share-based compensation expense (i)	158	8,074	(7,916)	(98)%
Adjusted total operating expenses	$(51,508)	$(61,128)	$9,620	(16)%

	Three Months Ended March 31,
in thousands (except for share and per share data)	2024	2023
Net loss	$(46,606)	$(59,374)
Adjustments:
Share-based compensation expense (i)	158	8,074
Deerfield warrants obligation, change in fair value expense (income) (ii)	3,068	(616)
Effective interest expense on senior secured term loan facility (iii)	4,403	4,540
Deferred royalty obligation interest expense (iv)	8,093	5,746
Deferred royalty obligation cumulative catch-up adjustment income (iv)	(263)	(129)
Adjusted net loss	$(31,147)	$(41,759)

Net loss per share, basic and diluted	$(0.56)	$(0.73)
Adjustment to net loss per share, basic and diluted	0.18	0.21
Adjusted net loss per share, basic and diluted	$(0.38)	$(0.52)
Weighted average shares outstanding, basic and diluted	82,552,322	80,805,770

(i)Share-based compensation expense represents the cost of equity awards issued to our directors, management and employees. The fair value of awards is computed at the time the award is granted, and is recognized over the requisite service period less actual forfeitures by a charge to the statement of operations and a corresponding increase in additional paid-in capital within equity. These accounting entries have no cash impact.

(ii)Change in the fair value of the Deerfield warrant obligation results from the valuation at the end of each accounting period. There are several inputs to these valuations, but those most likely to result in significant changes to the valuations are changes in the value of the underlying instrument (i.e., changes in the price of our common shares) and changes in expected volatility in that price. These accounting entries have no cash impact.
(iii)Effective interest expense on senior secured term loans relates to the increase in the value of our loans in accordance with the amortized cost method.
(iv)Deferred royalty obligation interest expense relates to the accretion expense on our deferred royalty obligation pursuant to the royalty purchase agreement with HCR and cumulative catch-up adjustments related to changes in the expected payments to HCR based on a periodic assessment of our underlying revenue projections.

CONTACT:

Investors and Media
Nicole Riley
ADC Therapeutics
Nicole.Riley@adctherapeutics.com
+1 862-926-9040